EXHIBIT 10.115

Netgateway, Inc.



                                                      754 East Technology Avenue
                                                                 Orem, UT  84097
                                                                  (801) 227-0004

April 5, 2001

Officers Name and Address

Dear ______________,

This letter will confirm the agreement we reached on January 5, 2001 relative to converting monies owed you by Netgateway into stock of the Company. This was done in an effort to improve our balance sheet and show future investors that the management team is committed to the Company and its future. Due to the press of other matters the mechanics were not completed until the date of your signature. At the present time you are owed the following:

Two months back pay            ________________
1999 bonus plan                ________________
Signing bonus - merger         ________________
2000 bonus plan                ________________
    Total                      ________________

You have agreed to accept ________ shares of the Company's common stock as full payment for this indebtedness. The shares are not registered with the SEC. Further the Company has agreed to pay you a cash bonus of _______ on April 1, 2002 to assist you with the income taxes you will be liable for as a result of accepting this stock in lieu of a cash payment.

You will be issued an IRS form W.2 for the year 2001 in the amount of $_______ representing the compensation portion of this exchange.

If this letter correctly states our agreement please so indicate by signing below. I appreciate your willingness to assist the Company by making this conversion.

Sincerely,




Donald Danks
Chief Executive Officer


Accepted and agreed to:
                       ________________________________       __________________
                                        Name of Officer              Date